Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE TRACKER CORPORATION OF AMERICA

THE TRACKER CORPORATION OF AMERICA, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

1.    The name of the corporation is The Tracker Corporation of America (the “Corporation”)

2.    The Certificate of Incorporation of of the Corporation is hereby amended as follows:

(A)  Article FOURTH, Paragraph 1 is hereby amended by deleting said paragraph in its entirety and inserting the following therefor:

1.     The total number of shares of stock which the Corporation shall have authority to issue is 2,006,600,000 shares, consisting of (a) 2,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), (b) 100,000 shares of Class B voting common stock, par value $0.000007 per share (the “Class B Voting Stock”) and (c) 6,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(B)   Article SIXTH, Paragraph (c) is hereby amended by deleting the first sentence of said paragraph in its entirety and inserting the following therefor

(c)     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one or more than eleven directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

3.    The amendments to the Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Jay Stulberg, Chairman, this 24th day of December 2002.

By: /s/ Jay Stulberg Jay Stulberg Chairman